Exhibit 99.1

NEWS RELEASE

Contacts:	John S. Penshorn	G. Mike Mikan
	Senior Vice President	Chief Financial Officer
	952-936-7214	952-936-7374

Media:	Don Nathan
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS FIRST QUARTER RESULTS

•	Net Earnings of $0.66 Per Share;

Net Earnings of $0.74 Per Share Up 17%, Prior to 409A Charges for Stock Option Matters

•	Revenues up 8% to $19 Billion

•	Operating Margin of 8.3%; Reached 9.2% Excluding 409A Charges

•	Reported Operating Cash Flows of $2.6 Billion;

$1.1 Billion as Adjusted for CMS Payment Timing

•	Extended and Expanded Relationship with AARP

MINNEAPOLIS (April 19, 2007) – UnitedHealth Group (NYSE: UNH) achieved strong results in the first quarter of 2007, including favorable operating margins and continued strong cash flows. Business developments and initiatives since year-end – including a broadened and extended relationship with AARP, the pending acquisition of Sierra Health Services, and advancements in its banking and technology platforms – position the Company for continuing diversified growth in the future.

Quarterly Financial Performance
Three Months Ended
March 31, 2007
	GAAP	Excluding 409A Charges[1]	December 31, 2006	March 31, 2006

Revenues	$19.05 billion	$19.05 billion	$18.13 billion	$17.58 billion

Earnings From Operations	$1.58 billion	$1.76 billion	$1.98 billion	$1.47 billion

Operating Margin	8.3%	9.2%	10.9%	8.4%

UnitedHealth Group Highlights

•

First quarter consolidated net earnings per share were $0.66. First quarter net earnings per share of $0.74, excluding 409A charges of $0.08 related to historic stock option matters[1], increased $0.11 or 17 percent from $0.63 in the first quarter of 2006.

•	First quarter consolidated net earnings were $927 million. First quarter net earnings excluding 409A charges[1] increased to $1.039 billion, up $148 million or 17 percent year-over-year.

[1]

Excluding 409A charges is a non-GAAP measure that removes certain costs related to stock option matters. Management believes that removing these costs improves the comparability of the Company’s results between periods. A table quantifying results with and without these charges is included in the Earnings Release Schedules and Supplementary Information.

The Company has determined that certain stock options granted to nonexecutive officer employees were granted with an exercise price that was lower than the closing price of the Company’s common stock on the applicable accounting measurement date and, as a result, these individuals may be subject to additional tax under Section 409A of the Internal Revenue Code. The Company has decided to pay these individuals’ additional tax costs under Section 409A for such stock options exercised in 2006. For any such stock options remaining outstanding that were granted under its 2002 Stock Incentive Plan to nonexecutive officers, the Company increased the exercise price and will make cash payments beginning in 2008 to these holders for vested options equal to the difference between the original stock option price and the revised increased stock option price. As previously disclosed, on December 29, 2006, the Company entered into agreements to increase the exercise price of outstanding stock options to avoid additional tax under Section 409A with all individuals who were executive officers of the Company at the time of grant of an applicable stock option. No compensation was payable to any of those individuals. The Company’s first quarter results include a $55 million charge, net of tax benefit ($87 million pre-tax) for the stock options exercised in 2006 and a $57 million modification charge, net of tax benefit ($89 million pre-tax) for increasing the exercise price of stock options granted to nonexecutive officers that are not yet exercised. These amounts have been recorded as corporate expenses and not allocated to individual business segments. When the modified stock options are subsequently exercised, the Company will recover cash payments from exercise proceeds at the revised increased stock option prices.

UnitedHealth Group Highlights – Continued

•	Consolidated first quarter revenues exceeded $19 billion, increasing $1.5 billion or 8 percent year-over-year and $0.9 billion or 5 percent sequentially.

•

First quarter consolidated revenues include $1 million in net capital losses as compared to $7 million in net capital losses in the fourth quarter of 2006 and $26 million in net capital gains in the first quarter of 2006.

•

Consolidated earnings from operations in the first quarter were $1.6 billion. Earnings from operations excluding 409A charges increased to $1.8 billion in the first quarter, up $285 million or 19 percent year-over-year.

•

The consolidated operating margin was 8.3 percent. The consolidated operating margin of 9.2 percent, excluding 409A charges, increased 80 basis points year-over-year due to margin improvements in the Company’s Health Care Services business segment. The sequential margin decrease of 170 basis points from fourth quarter 2006 reflects seasonal changes in profitability. The Company experiences comparatively higher medical costs early in the calendar year in its Part D prescription drug plans, and its higher margin health informatics business historically has generated its strongest sales volumes in the latter months of the year.

•

The consolidated medical care ratio of 82.7 percent increased 60 basis points year-over-year and 270 basis points sequentially. The year-over-year increase in this ratio reflects substantial growth in Part D prescription drug plan business, which has a comparatively higher medical care ratio, and an increase in the risk-based employer-sponsored benefit plan medical care ratio at UnitedHealthcare, partially offset by a decrease in the medical care ratio for the Ovations businesses.

•

During the first quarter of 2007, the Company realized favorable development of $180 million in its estimates of medical costs incurred in 2006. In the first quarter of 2006, the Company realized favorable development of $220 million in its estimates of medical costs incurred in 2005.

•

First quarter operating costs were 14.0 percent of revenue. Operating costs excluding 409A charges represented 13.1 percent of revenues in the first quarter, an improvement of 130 basis points from 14.4 percent in the first quarter of 2006 and 100 basis points from the fourth quarter of 2006. Gains were driven by improved operating cost disciplines, lower marketing expense levels for Ovations business lines and operating efficiencies from recent acquisitions, offset by an increase in spending on strategic initiatives across the enterprise.

•	The first quarter income tax rate of 36.8 percent increased 90 basis points year-over-year and 20 basis points from fourth quarter 2006.

UnitedHealth Group Highlights – Continued

•

Accounts receivable, excluding the AARP division of Ovations, were at $849 million at March 31, 2007, a decrease of $36 million year-over-year and $57 million from December 31, 2006, despite significant revenue gains in the quarter. Days sales outstanding was four days at March 31, 2007, a decrease of one day both year-over-year and on a sequential quarter basis.

•

Medical costs payable, excluding the AARP division of Ovations, increased by $380 million year-over-year and $412 million since December 31, 2006, standing at $7.5 billion at March 31, 2007. Medical costs days payable was 51 days for the quarter, a decrease of two days both year-over-year and on a sequential quarter basis. The decrease in medical costs days payable related to growth in the Part D prescription drug plan business and the related increase in medical costs recognized comparatively in the first quarter under GAAP accounting.

•

Reported cash flows from operations of $2.59 billion included a fourth monthly payment from the Centers for Medicare & Medicaid Services (CMS) that was received at the end of March 2007. Cash flows from operations, adjusted to reflect three monthly Medicare payments from CMS in the first quarter of 2007, were $1.07 billion for the first quarter, a decrease of $480 million or 31 percent year-over-year, principally due to growth in the Part D prescription drug plan business. On a year-over-year basis the CMS risk-share receivable under Part D GAAP accounting increased, due to the increased size of the business. In addition, first quarter 2006 cash flows benefited from the establishment of the initial balance of prescription drug costs payable.

•

The Company repurchased 16.5 million shares during the first quarter of 2007, representing 1.2 percent of its 1.35 billion shares outstanding at December 31, 2006. Repurchase activity commenced in mid-March, so the repurchases had virtually no effect on the diluted weighted-average share count for the first quarter.

Outlook and Comment

UnitedHealth Group currently foresees 2007 earnings per share in the range of $3.34 to $3.38 including $0.08 in 409A charges related to stock option matters. Excluding these 409A charges and based on strong first quarter results, the Company is increasing its 2007 outlook to a range of $3.42 to $3.46, with revenues projected to approximate $77 billion. The Company anticipates progressive gains in quarterly operating earnings over the balance of 2007 because a number of its businesses expect seasonal increases in their profitability as the year continues. Second quarter earnings per share are anticipated in the range of $0.80 to $0.82 per share. Management is increasing its outlook for full-year cash flows from operations from a range of $6.0 billion to $6.2 billion to a target of $6.2 billion or more.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “Our first quarter results demonstrate the value of building and operating a diverse group of businesses with participation in a broad expanse of distinct end markets within health care. In that regard, we are pleased and honored to renew and expand our relationship with AARP, the pre-eminent organization serving people over age 50.”

Business Description – Health Care Services

The Health Care Services segment consists of the UnitedHealthcare, AmeriChoice and Ovations business units. UnitedHealthcare coordinates network-based health and well-being services on behalf of mid-sized and small employers and for consumers. AmeriChoice facilitates and manages health care services for state Medicaid programs and their beneficiaries. Ovations delivers health care services to Americans over the age of 50.

Quarterly Financial Performance
Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Revenues	$17.09 billion	$16.20 billion	$15.80 billion

Earnings From Operations	$1.30 billion	$1.47 billion	$1.06 billion

Operating Margin	7.6%	9.0%	6.7%

Key Developments for Health Care Services

•	Revenues for Health Care Services grew $1.3 billion or 8 percent year-over-year and $0.9 billion or 5 percent sequentially to $17.1 billion in the first quarter of 2007.

•

First quarter Health Care Services earnings from operations of $1.3 billion increased $243 million or 23 percent year-over-year, led by a strong advance in operating earnings in the Ovations business. Factors contributing to this advance include an increase in mail-order drug sales, appropriate benefit designs in Medicare Advantage plans, enhanced care facilitation and better-than-expected medical cost trends, and disciplined operating cost management, including marketing, distribution and other operational costs.

•	Health Care Services’ operating margin improved 90 basis points year-over-year to 7.6 percent in the first quarter of 2007.

•	Ovations reported revenues of $7.2 billion in the first quarter, up $1.0 billion or 16 percent year-over-year and $0.9 billion or 14 percent from the fourth quarter of 2006.

•

The Ovations Part D business served a total of 5.9 million seniors as of March 31, 2007, representing growth of 1.4 million people or 30 percent year-over-year, and an increase of 125,000 people or 2 percent from December 31, 2006.

Key Developments for Health Care Services – Continued

•

As previously disclosed, the Ovations Medicare Advantage programs reported a first quarter net decline of 100,000 people, principally in Private-Fee-For-Service offerings. Ovations has taken steps to strengthen marketing, distribution and overall executive leadership in Medicare Advantage, and anticipates improving growth results from this business line. Ovations Medicare Advantage plans grew by 15,000 seniors on a year-over-year basis.

•

The Ovations Evercare business, including Special Needs Plans and a spectrum of offerings for the frail elderly, reported first quarter revenues in excess of $500 million, up 35 percent year-over-year.

•	AmeriChoice first quarter revenues of $978 million increased $88 million or 10 percent year-over-year and $15 million or 2 percent from the fourth quarter of 2006.

•

AmeriChoice membership grew by 20,000 people in the first quarter of 2007, and expanded by 100,000 members year-over-year. On April 1, 2007, AmeriChoice initiated services to approximately 175,000 new members in central Tennessee.

•	First quarter revenues of $8.9 billion for UnitedHealthcare increased $203 million or 2 percent year-over-year and were flat sequentially.

•

UnitedHealthcare, together with Uniprise, increased the number of commercial health benefit consumers served by 45,000 people in the first quarter. First quarter gains in fee-based business of 285,000 people were offset by a 240,000-person reduction in risk-based subscribers, composed of a reduction of 145,000 members due to targeted re-positioning actions at the acquired PacifiCare businesses, the conversion of approximately 140,000 people from risk-based to fee-based benefit plans sponsored by UnitedHealth Group and growth of 45,000 people in risk-based products.

•

UnitedHealthcare’s first quarter 2007 medical care ratio of 81.2 percent compares to ratios of 79.4 percent and 80.4 percent in the first quarter and fourth quarter of 2006, respectively. The increases relate almost exclusively to changes in medical cost reserves (and related underlying medical cost items). First quarter 2006 included $90 million in favorable development of 2005 cost estimates. First quarter 2007 includes unfavorable reserve development of approximately $100 million related to the fourth quarter of 2006, composed of approximately $30 million in unusual, nonrecurring items and $70 million related to items that recur on a full year, annualized basis, such as increased fourth quarter benefit usage in high deductible policies. Reflecting the recurring costs, UnitedHealthcare continues to affirm its estimated cost trend for 2007 within the range of 7.5 percent plus or minus 50 basis points and continues its policy of appropriately balanced price increases.

•	Based on these items, UnitedHealthcare has increased its outlook for the 2007 full year medical care ratio by 80 basis points over 2006 full year results as follows:

•	The full year 2006 medical care ratio was 79.8 percent.

•	The impact of foregone favorable development as compared to first quarter 2006 was approximately 30 basis points on a full year basis.

•	The impact of unfavorable development in the first quarter of 2007 was approximately 30 basis points on a full year basis.

•	The sustained increase in utilization on certain products is approximately 20 basis points on a full year basis.

•	Therefore, UnitedHealthcare estimates its full year 2007 medical care ratio to be in the range of 80.5 percent, plus or minus 50 basis points.

Business Description – Uniprise

Uniprise delivers network-based health and well-being services, business-to-business transaction processing services, consumer connectivity, and technology support services to large employers and health plans, and provides health-related consumer and financial transaction products and services.

Quarterly Financial Performance
Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006

Revenues	$1.44 billion	$1.40 billion	$1.33 billion

Earnings From Operations	$215 million	$232 million	$209 million

Operating Margin	14.9%	16.6%	15.7%

Key Developments for Uniprise

•	First quarter revenues of $1.4 billion increased $105 million or 8 percent year-over-year and $41 million or 3 percent over the fourth quarter of 2006.

•

Uniprise increased the number of consumers served through large multistate employers by 245,000 people in the first quarter, bringing the total number of people served in that market segment to 11.2 million.

•

Uniprise and UnitedHealthcare continue to grow their market leadership position in consumer-directed account-based benefit products. These businesses serve a total of 2.2 million people through these offerings as of March 31, 2007, representing growth of 555,000 consumers or 34 percent year-over-year and 290,000 consumers or 15 percent since the fourth quarter of 2006.

•

Assets under management at Exante Financial Services, the UnitedHealth Group health banking unit, exceeded $360 million at March 31, 2007, representing growth of more than $80 million or 30 percent in the first quarter alone.

•

Uniprise operating earnings of $215 million grew $6 million or 3 percent year-over-year and decreased $17 million or 7 percent from the fourth quarter of 2006. The Uniprise operating margin of 14.9 percent declined 80 basis points year-over-year and 170 basis points sequentially in the first quarter of 2007. Operating results included additional costs to advance service levels and investments in strategic initiatives to support future growth on an enterprise-wide basis.

Business Description – Specialized Care Services

Specialized Care Services offers a comprehensive array of specialized benefits, networks, services and resources to make health care work better by connecting people to proven solutions for health and well-being.

Quarterly Financial Performance
Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Revenues	$1.11 billion	$1.02 billion	$0.98 billion

Earnings From Operations	$205 million	$205 million	$177 million

Operating Margin	18.4%	20.1%	18.0%

Key Developments for Specialized Care Services

•

First quarter revenues rose to $1.1 billion, up $132 million or 13 percent year-over-year and $94 million or 9 percent from the fourth quarter of 2006, driven by strong first quarter customer growth of approximately 1.5 million new individuals served across the portfolio of Specialized Care Services companies. Specialized Care Services provided services to approximately 58 million unique consumers as of March 31, 2007, representing an increase of 5 percent or 2.5 million people year-over-year.

•

On April 1, 2007, Specialized Care Services together with AmeriChoice launched a large-scale behavioral health services offering reaching approximately 175,000 people in central Tennessee on behalf of TennCare, the managed Medicaid program for the state of Tennessee.

•	In the first quarter, earnings from operations of $205 million increased $28 million or 16 percent year-over-year and were flat sequentially.

•

The Specialized Care Services business generated an operating margin of 18.4 percent in the first quarter of 2007, an increase of 40 basis points year-over-year and a decrease of 1.7 percent sequentially.

Business Description – Ingenix

Ingenix is a leader in the field of health care data, analysis and application, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly Financial Performance
Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006

Revenues	$263 million	$305 million	$208 million

Earnings From Operations	$38 million	$78 million	$30 million

Operating Margin	14.4%	25.6%	14.4%

Key Developments for Ingenix

•

Ingenix revenues increased $55 million, or 26 percent year-over-year, to $263 million in the first quarter of 2007. This gain reflects strong growth performance and provides the most meaningful comparative measure of Ingenix results, due to the markedly seasonal sales characteristics of some key product lines.

•

The Ingenix contract revenue backlog grew 22 percent on a year-over-year basis, standing at $1.2 billion as of March 31, 2007. First quarter bookings included strong new order production in pharmaceutical services, connectivity solutions for payers and medical professionals, and claims reimbursement solutions for health care professionals.

•	Ingenix first quarter operating earnings increased $8 million or 27 percent year-over-year to $38 million, and the operating margin was consistent with the first quarter 2006 at 14.4 percent.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause UnitedHealth Group’s actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on October 15, 2006 of the investigation by an Independent Committee of directors of our historic stock option practices, the consequences of the restatement of our previous financial statements, related governmental reviews, including a formal investigation by the SEC, and review by the IRS, U.S. Congressional committees, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, a related review by the Special Litigation Committee of the Company, and related shareholder derivative actions, shareholder demands and purported securities and Employee Retirement Income Security Act (ERISA) class actions, the resolution of matters currently subject to an injunction issued by the United States District Court for the District of Minnesota, a purported notice of acceleration with respect to certain of the Company’s debt securities based upon an alleged event of default under the indenture governing such securities, and recent management and director changes, and the potential impact of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; and anticipated benefits of acquisitions that may not be realized.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Information page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site for one week following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #3052569. This earnings release and the Form 8-K dated April 19, 2007, which may also be accessed in the Investor Information section of the Company’s Web site, include a reconciliation of non-GAAP financial measures.

###

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended March 31, 2007

— Consolidated Statements of Operations	2

— Condensed Consolidated Balance Sheets	3

— Condensed Consolidated Statements of Cash Flows	4

— Segment Financial Information	5

— Customer Profile Summary	6

— Medical Care Ratios	7

— Non-GAAP Financial Measures:

— Operating Results Excluding IRS Section 409A Charges	8

— Adjusted Cash Flows from Operating Activities	9

— Consolidated Reporting Excluding AARP	10

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended March 31,
	2007 (a)	2006
REVENUES
Premiums	$17,464	$16,179
Services	1,116	1,038
Products	197	165
Investment and Other Income	270	199

Total Revenues	19,047	17,581

OPERATING COSTS
Medical Costs	14,440	13,283
Operating Costs	2,664	2,531
Cost of Products Sold	170	137
Depreciation and Amortization	191	157

Total Operating Costs	17,465	16,108

EARNINGS FROM OPERATIONS	1,582	1,473

Interest Expense	(116)	(82)

EARNINGS BEFORE INCOME TAXES	1,466	1,391

Provision for Income Taxes	(539)	(500)

NET EARNINGS	$927	$891

BASIC NET EARNINGS PER COMMON SHARE	$0.69	$0.66

DILUTED NET EARNINGS PER COMMON SHARE	$0.66	$0.63

Diluted Weighted-Average Common Shares Outstanding	1,399	1,419

(a)	Includes $87 million of Operating Costs ($55 million after-tax or $.04 per share) for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs ($57 million after-tax or $.04 per share) for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Cash and Short-Term Investments	$12,855	$10,940
Accounts Receivable, net	1,311	1,323
Other Current Assets	4,241	3,781

Total Current Assets	18,407	16,044

Long-Term Investments	10,023	9,642
Other Long-Term Assets	22,579	22,634

Total Assets	$51,009	$48,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$8,554	$8,076
Commercial Paper and Current Maturities of Long-Term Debt	1,581	1,483
Other Current Liabilities	11,147	8,938

Total Current Liabilities	21,282	18,497

Long-Term Debt, less current maturities	5,473	5,973
Future Policy Benefits for Life and Annuity Contracts	1,830	1,850
Deferred Income Taxes and Other Liabilities	1,356	1,190
Shareholders’ Equity	21,068	20,810

Total Liabilities and Shareholders’ Equity	$51,009	$48,320

The table below summarizes certain non-GAAP balance sheet data excluding AARP related amounts:

	March 31, 2007	December 31, 2006
Accounts Receivable, net	$849	$906
Other Current Assets	$2,353	$1,857
Other Current Liabilities	$9,867	$7,601
Medical Costs Payable	$7,484	$7,072
Days Medical Costs in Medical Costs Payable	51	53

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Operating Activities
Net Earnings	$927	$891
Noncash Items:
Depreciation and amortization	191	157
Deferred income taxes and other	(136)	(227)
Stock-based compensation	256	90
Net changes in operating assets and liabilities	1,350	1,979

Cash Flows From Operating Activities (a)	2,588	2,890

Investing Activities
Cash paid for acquisitions, net of cash assumed	(54)	(555)
Purchases of property, equipment and capitalized software, net	(224)	(171)
Net sales and maturities/(purchases) of investments	(534)	(350)

Cash Flows Used For Investing Activities	(812)	(1,076)

Financing Activities
Common stock repurchases	(903)	(1,754)
Net change in commercial paper and debt	(399)	716
Stock-based compensation excess tax benefit	86	143
Customer funds administered	1,048	1,412
Other, net	131	92

Cash Flows From (Used For) Financing Activities	(37)	609

Increase in cash and cash equivalents	1,739	2,423
Cash and cash equivalents, beginning of period	10,320	5,421

Cash and cash equivalents, end of period	$12,059	$7,844

(a)	See Cash Flows From Operating Activities as adjusted for the timing of CMS premium payments on page 9 of these financial schedules.

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

REVENUES
	Three Months Ended March 31,
	2007		2006
UnitedHealthcare	$8,900		$8,697
Ovations	7,214		6,208
AmeriChoice	978		890

Health Care Services	17,092		15,795
Uniprise	1,439		1,334
Specialized Care Services	1,113		981
Ingenix	263		208
Eliminations	(860)		(737)

Total Consolidated	$19,047		$17,581

EARNINGS FROM OPERATIONS
	Three Months Ended March 31,
	2007		2006
Health Care Services	$1,300		$1,057
Uniprise	215		209
Specialized Care Services	205		177
Ingenix	38		30
Corporate	(176	)(a)	—

Total Consolidated	$1,582		$1,473

(a)	Includes $87 million of Operating Costs for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

(in thousands)

(unaudited)

Customer Profile	March 2007	December 2006	March 2006	December 2005
Commercial Businesses
Risk-based	14,830	14,490	14,280	14,410
Fee-based	18,915	18,870	18,475	17,380

Federal, State, and Municipal Governments	14,435	14,275	12,895	9,110

Individual Consumers	1,075	1,115	1,420	1,685

Institutional	21,715	21,930	22,150	23,360

Grand Total	70,970	70,680	69,220	65,945

Total Medicare Part D (included above)	5,865	5,740	4,500	—

Consumer-Directed Health Plans (included above)	2,180	1,890	1,625	1,175

Supplemental Segment Profile - Health Care Services and Uniprise	March 2007	December 2006	March 2006	December 2005

Health Care Services:
Risk-based commercial	9,800	10,040	9,955	10,105
Fee-based commercial	4,775	4,735	4,600	3,990
Medicare Advantage	1,310	1,410	1,295	1,150
Medicaid	1,445	1,425	1,345	1,250

Total Health Care Services	17,330	17,610	17,195	16,495

Uniprise	11,170	10,925	10,945	10,495

UNITEDHEALTH GROUP

Medical Care Ratios

(unaudited)

	Three Months Ended				Year Ended	Three Months Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	December 31, 2006	March 31, 2007

UnitedHealthcare	79.4%	79.9%	79.4%	80.4%	79.8%	81.2%
UnitedHealth Group	82.1%	81.6%	81.1%	80.0%	81.2%	82.7%

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Operating Results Excluding IRS Section 409A Charges (a)

(in millions)

(unaudited)

	Three Months Ended March 31, 2007
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding IRS Section 409A Charges (a)
REVENUES
Premiums	$17,464	$—	$17,464
Services	1,116	—	1,116
Products	197	—	197
Investment and Other Income	270	—	270

Total Revenues	19,047	—	19,047

OPERATING COSTS
Medical Costs	14,440	—	14,440
Operating Costs	2,664	(176)	2,488
Cost of Products Sold	170	—	170
Depreciation and Amortization	191	—	191

Total Operating Costs	17,465	(176)	17,289

EARNINGS FROM OPERATIONS	1,582	176	1,758

Interest Expense	(116)	—	(116)

EARNINGS BEFORE INCOME TAXES	1,466	176	1,642

Provision for Income Taxes	(539)	(64)	(603)

NET EARNINGS	$927	$112	$1,039

DILUTED NET EARNINGS PER COMMON SHARE	$0.66	$0.08	$0.74

Diluted Weighted-Average Common Shares Outstanding	1,399	1,399	1,399

Medical Care Ratio	82.7%		82.7%
Operating Cost Ratio	14.0%		13.1%
Operating Margin	8.3%		9.2%

(a)	Operating results excluding IRS Section 409A charges is a non-GAAP measure that removes certain costs related to stock option matters. Management believes that removing these costs improves the comparability of the Company’s results between periods.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Adjusted Cash Flows from Operating Activities (a)

(in millions)

(unaudited)

	Three Months Ended March 31,
	2007	2006
GAAP Cash Flows From Operating Activities	$2,588	$2,890

April 2007 CMS Premium Payment Received in March 2007	(1,514)	—

April 2006 CMS Premium Payment Received in March 2006	—	(1,336)

Adjusted Cash Flows From Operating Activities (a)	$1,074	$1,554

(a)	Adjusted Cash Flows From Operating Activities is presented to facilitate the comparison of cash flows from operating activities for periods in which the Company does not receive its monthly premium payments from the Centers for Medicare and Medicaid Services (CMS) in the applicable quarter. CMS generally pays their monthly premium on the first calendar day of the applicable month. If the first calendar day of the month falls on a weekend or a holiday, CMS has typically paid the Company on the last business day of the preceding calendar month. As such, GAAP operating cash flows may vary depending upon which payments are received by the Company from CMS during a particular period. Adjusted Cash Flows From Operating Activities presents operating cash flows assuming that each monthly CMS premium payment was received on the first calendar day of the applicable month.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Consolidated Reporting Excluding AARP (a)

(in millions)

(unaudited)

	March 31, 2007			December 31, 2006			March 31, 2006
	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)	Consolidated GAAP Reporting	AARP Program Balance	Consolidated Reporting Excluding AARP (a)
Accounts Receivable, net	$1,311	$462	$849	$1,323	$417	$906	$1,316	$431	$885
Medical Costs Payable	$8,554	$1,070	$7,484	$8,076	$1,004	$7,072	$8,124	$1,020	$7,104
Medical Costs	$14,440	$1,179	$13,261	$13,246	$1,082	$12,164	$13,283	$1,114	$12,169
Medical Days Payable	53	82	51	56	85	53	55	82	53
Days Sales Outstanding	6	31	4	7	31	5	7	31	5

(a)	Certain account balances and financial measures have been presented in this earnings release excluding our AARP business. Management believes these disclosures are meaningful since underwriting gains or losses related to the AARP business are recorded as an increase or decrease to a rate stabilization fund (RSF) and the effects of changes in balance sheet amounts associated with the AARP program accrue to the overall benefit of the AARP policyholders through the RSF balance. Although the Company is at risk for underwriting losses to the extent cumulative net losses exceed the balance in the RSF, the Company has not been required to fund any underwriting deficits to date and management believes the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract.